Exhibit 3.2
CERTIFICATE OF DESIGNATION
OF
SERIES B PREFERRED STOCK
OF
MARKETAXESS HOLDINGS INC.

Pursuant to Section 151 of the
General Corporation Law of
the State of Delaware

          MarketAxess Holdings Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
          That, pursuant to authority conferred by the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) and by the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the Corporation (the “Board of Directors”), at a duly called meeting, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof creating a series of 35,000 shares of Preferred Stock having a par value of $0.001 per share, designated as Series B Preferred Stock:
          RESOLVED, that in accordance with the provisions of the Certificate, the Board of Directors does hereby create, authorize and provide for the issuance of a series of Preferred Stock, par value $0.001 per share, of the Corporation, designated as “Series B Preferred Stock,” having the voting rights, powers, preferences and relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof that are set forth as follows:
     Section 1. Designation and Number. The shares of such series shall be designated as Series B Preferred Stock (the “Series B Preferred Stock”). The number of shares initially constituting the Series B Preferred Stock shall be 35,000 which number may be, subject to Section 5, increased or decreased by the Board of Directors; provided, however, that such number may not be decreased below the number of then outstanding shares of Series B Preferred Stock. Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 9.
     Section. 2. Dividends. Whenever the Corporation shall declare and pay a dividend or distribution on the Common Stock, the Corporation shall declare and pay, at the same time the dividend or distribution is declared and paid on the Common Stock, with respect to each share of Series B Preferred Stock a dividend or distribution equal to the amount that would have been paid in respect of the Common Stock issuable upon conversion of such share of Series B

Preferred Stock immediately prior to the close of business on the record date for determining the holders of Common Stock entitled to receive such dividend or distribution on the Common Stock, or, if no such record is taken, the date on which the record holders of Common Stock entitled to such dividend or distribution is determined. The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends except as provided herein.
     Section 3. Liquidation Event.
          (a) Upon the occurrence of a Liquidation Event, a holder of Series B Preferred Stock shall be entitled to be paid, out of the assets of the Corporation legally available for distribution, an amount equal to the greater of (i) the Original Series B Issue Price with respect to each share of Series B Preferred Stock held by such holder, plus all declared but unpaid dividends thereon, and (ii) the amount such holder would have received in connection with such Liquidation Event if such holder held the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock held by such holder (assuming that all shares of Series B Preferred Stock were converted into Common Stock at such time) (the greater of clauses (i) and (ii) hereinafter referred to as the “Liquidation Preference”). To the extent holders of Common Stock receive amounts in connection with a Liquidation Event, the holders of the Series B Preferred Stock will receive amounts in connection with such Liquidation Event in the same form (i.e., cash, securities or other property) and same proportion as the amounts to be received by the Corporation’s holders of Common Stock in such Liquidation Event. If, upon the occurrence of a Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full of the Liquidation Preference to all holders of the Series B Preferred Stock and all other now or hereafter authorized capital stock of the Corporation ranking on a parity with (upon a Liquidation Event) the Series B Preferred Stock, then such assets shall be distributed among the holders of Series B Preferred Stock and the holders of such other capital stock of the Corporation ranking on a parity with (upon a Liquidation Event) the Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
          (b) Upon the occurrence of a Liquidation Event, no distribution shall be made in respect of any shares of Common Stock, the Corporation’s non-voting common stock, par value $0.003 per share, or any other now or hereafter authorized capital stock of the Corporation ranking junior to (upon a Liquidation Event) the Series B Preferred Stock unless, at the time of such distribution, the holders of shares of Series B Preferred Stock shall have received the full Liquidation Preference with respect to each share.
          (c) If, upon the occurrence of a Liquidation Event, payment shall have been made to the holders of the Series B Preferred Stock of the full amount to which they are entitled pursuant to Section 3(a), then, the holders of the Series B Preferred Stock shall not thereafter be entitled to receive any amounts in respect of such Liquidation Event.
          (d) In any Liquidation Event, if the distribution to be received by holders of Series B Preferred Stock is other than cash, its value will be deemed its fair market value as determined as set forth below. Any such consideration shall be valued as follows:

     (i) if such consideration consists of securities traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 20-day period ending three trading days prior to the date of distribution of such consideration to the holders of the Series B Preferred Stock in connection with such Liquidation Event;
     (ii) if such consideration consists of securities that are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 20-day period ending three trading days prior to the date of distribution of such consideration to the holders of the Series B Preferred Stock in connection with such Liquidation Event;
     (iii) if such consideration is not valued pursuant to the preceding clauses (i) or (ii), the value shall be the fair market value thereof, as determined in good faith by the Board of Directors; and
     (iv) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined in Section 3(d)(i), (ii) or (iii) above to reflect such restriction on free marketability, as determined in good faith by the Board of Directors.
          (f) Notwithstanding any other provision of this Section 3, if any Acquisition is approved by both (x) the vote of the holders of at least a majority of the Series B Preferred Stock, voting as a single class, and (y) a vote sufficient under the Delaware General Corporation Law, the Corporation’s certificate of incorporation (as in effect at the time of such vote) and the Corporation’s bylaws (as in effect at the time of such vote), then such Acquisition and the rights of the holders of Common Stock and Preferred Stock in connection with such Acquisition will be governed by the documents to be entered into in connection with such Acquisition.
          Section 4. Conversion.
          4.1 Conversion into Common Stock.
          (a) Each share of Series B Preferred Stock shall be convertible, without the payment of additional consideration, into a number of shares of Common Stock determined by dividing the Original Series B Issue Price by the Conversion Price.
          (b) From and after any conversion hereunder: (i) any shares of Series B Preferred Stock that shall have been so converted shall cease to be deemed to be outstanding or be transferrable on the books of the Corporation or the stock transfer agent, if any, for the Series B Preferred Stock; and (ii) the holder of such shares, as such, shall not be entitled to receive any dividends or distributions (except for any previously declared but unpaid dividends that such holder of Series B Preferred Stock was entitled to receive), to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted.
          (c) Whenever this Section 4 requires one or more certificates representing shares of Series B Preferred Stock to be surrendered to the Corporation, such certificates shall be duly endorsed for transfer (or accompanied by duly endorsed blank stock powers) together with such guarantees and evidence of the authenticity and authority of the signatory as the Corporation may reasonably request; provided, however, that if such certificate(s) shall have been lost, stolen or destroyed, the holder of such shares shall instead deliver to the Corporation an affidavit and indemnity in form and substance reasonably acceptable to the Corporation and, if required by the Corporation, an indemnity bond in form and substance reasonably acceptable to the Corporation.
          4.2 Adjustment to Conversion Price for Stock Splits, Etc. If at any time the number of outstanding shares of Common Stock shall increase by virtue of or in connection with any dividend or distribution on the Common Stock or any stock split or other subdivision of the outstanding shares of Common Stock or a reclassification, then the Conversion Price shall be adjusted, concurrently with the effectiveness of such increase, to a Conversion Price that would entitle each holder of Series B Preferred Stock to receive on conversion thereof the same percentage of the outstanding shares of Common Stock that such holder would have received on conversion thereof immediately prior to such increase. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock (including, without limitation, pursuant to a reverse stock split), the Conversion Price in effect immediately prior to such combination or consolidation shall be adjusted, concurrently with the effectiveness of such decrease, to a Conversion Price that would entitle each holder of Series B Preferred Stock to receive on conversion thereof the same percentage of the outstanding shares of Common Stock that such holder would have received on conversion thereof immediately prior to such combination or consolidation.
          4.3 Adjustment for Certain Transactions. If at any time or from time to time after the date the Series B Preferred Stock is originally issued the Corporation shall be a party to any Transaction (other than an increase or decrease in the number of outstanding shares of Common Stock by reason of which an adjustment to the Conversion Price is made under Section 4.2) after which the Series B Preferred Stock remains outstanding, then immediately following consummation of the Transaction, and without any action on the part of the holder of any share of Series B Preferred Stock, each holder’s Series B Preferred Stock shall upon conversion and in lieu of the Common Stock or other securities issuable upon conversion hereof immediately prior to such consummation, convert into the amount of securities, cash or other property to which such holder would actually have been entitled upon the consummation of the Transaction if such holder had converted those shares of Series B Preferred Stock immediately prior thereto, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The Corporation will not effect any such Transaction unless, prior to the consummation thereof, each Person (other than the Corporation) that may be required to deliver any stock, other securities, property, or cash upon the conversion of the Series B Preferred Stock as provided herein shall agree for the benefit of the holders of the Series B Preferred Stock, by written instrument delivered to the holders of the Series B Preferred Stock, to deliver to such holders such stock, other securities, property or cash such holder may be entitled to receive in accordance with this Section 4.3. If the holders of Common Stock or other securities issuable upon conversion hereof immediately prior to consummation of such Transaction, are entitled to make an election with respect to the type, kind or amount of securities, property, cash or other assets they are to receive in connection with such Transaction, each holder of the Series B Preferred Stock shall notify the Corporation as to which election it makes by the same time as the holders of Common Stock are entitled to make such election. If a holder of Series B Preferred Stock does not notify the Corporation by such time, then the holder will be treated the same as if they had chosen to be treated as a holder of Common Stock that failed to make the election in connection with such Transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3 with respect to the rights of the holders of Series B Preferred Stock after such Transaction so that the provisions of this Section 4.3 shall be applicable after the Transaction and be as nearly equivalent as practicable. Notwithstanding the foregoing, if the Transaction is approved by both (x) the vote of the holders of at least a majority of the Series B Preferred Stock, voting as a single class, and (y) a vote sufficient under the Delaware General Corporation Law, the Corporation’s certificate of incorporation (as in effect at the time of such vote) and the Corporation’s bylaws (as in effect at the time of such vote), then the rights of the holders of Series B Preferred Stock in connection with such Transaction will be governed by the documents to be entered into in connection with such Transaction.
          4.4 Report or Certificate as to Adjustments. In each case of any adjustment or readjustment pursuant to Section 4.2 or 4.3, the Corporation at its expense will promptly prepare a certificate of its Chief Financial Officer showing in reasonable detail the computation of such adjustment or readjustment in accordance with the terms of this Certificate of Designation. The Corporation will forthwith send a copy of each such report to each holder of Series B Preferred Stock, and will, upon the written request at any time of a holder, furnish to such holder a like report setting forth the Conversion Price at the time in effect and showing how it was calculated.
          4.5 Optional Conversion.
          (a) Any holder of shares of Series B Preferred Stock may, at any time, and from time to time, convert such stock, in whole or in part, by delivering written notice, in accordance with Section 8(b) hereof, of such conversion (an “Optional Conversion Notice”) to the Corporation setting forth therein: (i) the number of shares of Series B Preferred Stock to be converted; and (ii) the date of such conversion, which, subject to Section 4.5(b), shall be the Business Day immediately after such Optional Conversion Notice is deemed given pursuant to Section 8(b) hereof (the “Optional Conversion Date”); provided, however, in the event such Optional Conversion Notice is deemed given by the Corporation prior to 10:00 a.m. (New York Time), subject to Section 4.5(b), the Optional Conversion Date shall be the date of such Optional Conversion Notice is deemed given pursuant to Section 8(b) hereof. The Optional Conversion Notice shall be accompanied by one or more certificates representing the shares of Series B Preferred Stock to be converted. Thereafter, within three Business Days after the Optional Conversion Date, the Corporation shall issue and deliver to such holder one or more certificates for the number of whole shares of Common Stock issuable upon conversion in accordance with the provisions hereof.

          (b) If a conversion is in connection with a bona fide underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act or under similar laws of other jurisdictions (a “Public Offering”), the conversion may be conditioned, at the holder’s request set forth in the Optional Conversion Notice, upon the closing of the sale of Common Stock pursuant to such Public Offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of Common Stock.
          (c) Upon surrender of certificates of Series B Preferred Stock to be converted in part, the Corporation shall issue a certificate representing the number of full shares of Series B Preferred Stock not so converted.
          4.6 Mandatory Conversion. Upon a Mandatory Conversion Event, all of the Series B Preferred Stock shall be automatically converted into Common Stock, based on the then-effective Conversion Price, as of the Mandatory Conversion Date. Promptly following a conversion pursuant to this Section 4.6, the Corporation shall send each holder of Series B Preferred Stock a written notice thereof. Thereafter, as soon as practicable following the surrender of one or more certificates representing the Series B Preferred Stock that is so converted, the Corporation shall issue and deliver to such holder one or more certificates for the number of whole shares of Common Stock issuable upon conversion in accordance with the provisions hereof.
          4.7 Fractional Shares. No fractional shares of Common Stock shall be issued by the Corporation upon conversion of the Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock represented by a single certificate shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash in an amount equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion (such amount shall be paid by the Corporation concurrently with the delivery of certificates representing the shares of Common Stock issued upon such conversion).
          4.8 Successive Adjustments. The provision for adjustments in Sections 4.2 and 4.3 shall apply in each successive instance in which an adjustment is required thereby.
          4.9. Reservation of Common Stock. The Corporation shall at all times when any shares of Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          4.10 Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue of shares of Common Stock upon conversion of shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.
          4.11 No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4.11 shall prohibit the Corporation from amending its certificate of incorporation with the requisite consent of its stockholders and the Board of Directors.
          Section 5. Voting Rights.
          (a) Each share of Series B Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of the stockholders of the Corporation, on all matters, voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and all other shares entitled to vote thereon as a single class with the Common Stock. With respect to all such matters, each issued and outstanding share of Series B Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted such holder’s Series B Preferred Stock into Common Stock on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.
          (b) For so long as at least 10,500 shares (as adjusted for stock splits, reverse stock splits, combinations, dividends paid in Series B Preferred Stock and the like, each with respect to the Series B Preferred Stock) of Series B Preferred Stock shall be outstanding, and provided that a Protective Provision Suspension Event has not occurred and is continuing, the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, shall be necessary for the Corporation to take, or authorize, any of the following actions, however effected, whether by amendment of the certificate of incorporation, this Certificate of Designation or the bylaws, by merger, by consolidation or otherwise:
     (i) authorize, create or issue (x) any class or classes of capital stock of the Corporation having rights, preferences or privileges superior to or on a parity with the Series B Preferred Stock (including, without limitation, the issuance of any shares of Series B Preferred Stock other than in connection with the transactions contemplated by the Securities Purchase Agreement), or (y) any other securities of the Corporation or its Subsidiaries, including debt securities and other indebtedness for borrowed money, having rights, preferences or privileges superior to or on a parity with the Series B Preferred Stock, which are exercisable or exchangeable for, convertible into, or sold in units or in connection with, any equity securities of the Corporation; provided, however, that the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock shall not be required for the authorization, creation or issuance of any Common Stock (or any hereafter authorized class of the Corporation’s common stock); and provided further, however, that a class of capital stock of the Corporation that is convertible into Common Stock shall not be deemed to be on a parity with the Series B Preferred solely because such class entitles the holders thereof to participate in any dividends paid to the holders of the Common Stock on an as-converted basis.
     (ii) any increase or (except pursuant to Section 6) decrease in the authorized number of shares of Series B Preferred Stock;
     (iii) any amendment, waiver, alteration or repeal of the Corporation’s certificate of incorporation or bylaws in a way that, directly or indirectly, adversely affects the rights, preferences or privileges of the Series B Preferred Stock; and
     (iv) the payment of any dividends or distribution on the Common Stock or any other class of capital stock of the Corporation (other than the Series B Preferred Stock) unless immediately after the payment of such dividends or distributions the Corporation will have Net Unrestricted Cash in an amount greater than the product obtained by multiplying the Original Series B Issue Price by the number of shares of Series B Preferred Stock outstanding at the time such dividend or distribution is paid.
     Notwithstanding the foregoing, no consent from the holders of Series B Preferred Stock shall be required for the Corporation to (x) adopt and enter into a customary stockholder rights agreement, the primary purpose of which is to prevent Acquisitions of the Corporation not approved by the Board of Directors, which stockholder rights agreement is consistent with Section 4.5 of the Securities Purchase Agreement, and (y) in connection with adopting and entering into such stockholder rights agreement, to designate and file a certificate of designation with respect to a class of Preferred Stock which has terms and provisions customary for preferred stock to be issued as part of such a stockholder rights plan, and to distribute or dividend to the holders of Common Stock and non-voting common stock, rights to purchase such Preferred Stock, which rights to have terms and conditions customary for rights to be issued as a part of such a stockholder rights plan.
     (c) For so long as 17,500 shares (as adjusted for stock splits, reverse stock splits, combinations, dividends paid in Series B Preferred Stock and the like, each with respect to the Series B Preferred Stock) of Series B Preferred Stock remain outstanding, one member of the board of Directors shall be subject to election and removal by the holders of a majority of the outstanding shares of Series B Preferred Stock voting as a separate class (the “Series B Designee”). In the case of any vacancy in the office of a director elected by the holders of the Series B Preferred Stock, the holders of a majority of the outstanding shares of Series B Preferred Stock may elect a successor to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of the Series B Preferred Stock may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, given either at an annual meeting of the Corporation’s stockholders or at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. Any such act shall become effective on the date fixed in the notice to the Corporation thereof, or upon the delivery thereof to the Corporation, whichever is later, without the need for any other corporate procedure or action. For avoidance of any doubt, the appointment of a director as aforesaid, the dismissal or replacement of any director so appointed, shall be by written notice given to the Corporation by the party or parties designating the director pursuant to the procedures set forth above.
     Section 6. Cancellation of Shares. Any shares of Series B Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series B Preferred Stock shall upon their cancellation become authorized but unissued shares of preferred stock, par value $0.001 per share, of the Corporation and, upon the filing of an appropriate certificate of designation with the Secretary of State of the State of Delaware, may be reissued as part of another class or series of preferred stock, par value $0.001 per share, of the Corporation, including, without limitation, Series B Preferred Stock, all subject to the conditions or restrictions on issuance set forth herein, including Section 5 hereof.
     Section 7. No Other Rights. Except as expressly set forth in this Certificate of Designation or as required by law, the holders of the Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights.
     Section 8. Notices.
          (a) Upon any taking by the Corporation of a record of the holders of the Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or vote upon a Liquidation Event, the Corporation shall mail to each holder of Series B Preferred Stock at least 10 days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series B Preferred Stock) a notice specifying (i) in the case of a dividend or distribution, the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, and (ii) in the case of a Liquidation Event, the date on which any such record is to be taken for the purpose of voting upon such Liquidation Event and a reasonably detailed description of such Liquidation Event.
          (b) Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) upon receipt by the party to be notified when sent by confirmed electronic mail or facsimile, (iii) five days after having been sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or (iv) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed (i) to each holder of record at the address or facsimile number of such holder appearing on the books of the Corporation, and (ii) to the Corporation at the address or to the facsimile number set forth in the Securities Purchase Agreement, as such address or facsimile number may be changed in accordance with the terms of the Securities Purchase Agreement.

     Section 9. Definitions, Etc. The definitions in this Section 9 shall apply equally to both the singular and plural form of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires: (x) all references to Sections, paragraphs, subparagraphs and clauses are to Sections, paragraphs, subparagraphs and clauses in this Certificate of Designation; and (y) the terms “herein,” hereof,” “hereto” and “hereunder” and words of similar import refer to this Certificate of Designation. For the purposes of this Certificate of Designation of Series B Preferred Stock, the following terms shall have the meanings indicated:
          (a) “Acquisition” is defined in Section 9(e)(i).
          (b) “Asset Sale” is defined in Section 9(e)(ii).
          (c) “Board of Directors” means the Corporation’s board of directors.
          (d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York are authorized or required by law to be closed.
          (e) “Change of Control” means such time as:
     (i) (A) the Corporation shall consummate a merger, consolidation or similar transaction, or series of related transactions, which results in the holders of the outstanding Common Stock and Series B Preferred Stock, immediately prior consummation of such transactions, holding, in substantially the same proportion, less than a majority (x) of the outstanding equity securities of the Corporation with the ordinary voting power to elect a majority of the Board of Directors, or (y) if the Corporation is not the surviving entity or ultimate parent entity in such merger, consolidation or similar transaction, of the outstanding equity securities of such surviving entity or ultimate parent entity with the ordinary voting power to elect a majority of the board of directors or others performing similar functions of such surviving entity or ultimate parent entity, or (B) the consummation of a tender offer for, or other acquisition of, or the issuance by the Corporation of, Common Stock in which a Person or group (as such term is defined in Rule 13d-5 under the Exchange Act) of Persons become the beneficial owners (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of the outstanding shares of the Common Stock (each transaction referred to in clauses (A) and (B), an “Acquisition”); or
     (ii) the direct or indirect sale, lease, transfer or other disposition of all or substantially all of the Corporation’s assets or of all or substantially all of the Corporation’s and its Subsidiaries’ assets, taken as a whole (each an “Asset Sale”).
          (f) “Common Stock” means the Corporation’s voting common stock, par value $0.003 per share.

          (g) “Conversion Price” means $10.00 subject to adjustment as provided in Section 4.
          (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          (i) “Investor Rights Agreement” means the Investor Rights Agreement dated as of June 2, 2008, among the Corporation and the Original Investors, as it may be amended, restated, modified or supplemented from time to time.
          (h) “Liquidation Event” means (i) the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and (ii) unless waived in advance in writing by the holders of a majority of the share of Series B Preferred Stock, a Change of Control.
          (i) “Liquidation Preference” is defined in Section 3(a).
          (j) “Mandatory Conversion Event” means the first date that:
                 (i)  the closing sales price per share of Common Stock on the principal exchange on which the Common Stock is traded shall have been equal to or greater than 175% of the Conversion Price on each trading day during a 65 consecutive trading days period commencing at any time after the first anniversary of the original issuance of the Series B Preferred Stock; and
                 (ii) at any time within 60 days following the occurrence of the events set forth in clause (i) above, a registration statement contemplated by the Investor Rights Agreement covering the resale of the Common Stock to be issued upon conversion of the Series B Preferred Stock is effective and the holders of the Series B Preferred Stock are not restricted or prohibited from selling the shares of Common Stock to be received upon conversion of their shares of Series B Preferred Stock pursuant to such registration statement at the time of such conversion, and at such time the closing sales price per share of Common Stock on the principal exchange on which the Common Stock is traded shall have been equal to or greater than 175% of the Conversion Price.
          (k) “Mandatory Conversion Date” means the first Business Day following the date on which a Mandatory Conversion Event first occurs.
          (l) “Net Unrestricted Cash” means as of a date of determination the difference between (i) cash and cash equivalents of the Corporation as of such date whose use is not expressly prohibited or restricted by the terms of any contract to which the Corporation is a party, assuming all cash and cash equivalents of the Corporation’s Subsidiaries as of such date that can be dividend to the Corporation in compliance with laws applicable to such Subsidiaries and with contractual obligations of such Subsidiaries has been so dividend and all taxes that will be due as a result of such dividend have been paid, less (ii) the amount of all obligations, including principal and interest, owed due with respect to all indebtedness for borrowed money, purchase money obligations, promissory notes or bonds of the Corporation and its Subsidiaries outstanding as of such date.

          (m) “Optional Conversion Date” is defined in Section 4.5.
          (n) “Optional Conversion Notice” is defined in Section 4.5.
          (o) “Original Investors” means TCV VI, L.P., a Delaware limited partnership, and TCV Member Fund, L.P., a Delaware limited partnership.
          (p) “Original Series B Issue Price” with respect to a share of Series B Preferred Stock means $1,000.00.
          (q) “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.
          (r) “Preferred Stock” means the Corporation’s preferred stock, par value $0.001 per share.
          (s) “Public Offering” is defined in Section 4.5(b).
          (t) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          (u) “Securities Purchase Agreement” means the Securities Purchase Agreement dated as of June 2, 2008 among the Corporation and the Original Investors, as it may be amended, restated, modified or supplemented from time to time.
          (v) “Series B Designee” is defined in Section 5.3(c).
          (w) “Series B Preferred Stock” is defined in Section 1.
          (x) “Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
          (y) “Protective Provision Suspension Event” shall have the meaning set forth in the Securities Purchase Agreement.
          (z) “Transaction” means any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation’s assets, liquidation, recapitalization, reclassification or reorganization) in which previously outstanding Common Stock shall be converted or changed into or exchanged for different securities of the Corporation

(other than by subdivision of its outstanding shares of Common Stock by reason of which an adjustment to the Conversion Price is made under Section 4.2) or common stock or other securities of another corporation or interests or other securities in a noncorporate Person or other property (including cash) or any combination of any of the foregoing.
[The next page is the signature page]

          IN WITNESS WHEREOF, MarketAxess Holdings Inc. has caused this Certificate of Designation to be signed by its authorized officer this ___ day of                     _, 2008.

MARKETAXESS HOLDINGS INC.
By:
Name:
Title: